UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 16, 2011
THE GREENBRIER COMPANIES, INC.
(Exact name of registrant as specified in its charter)
Commission File No. 1-13146

Oregon (State or other jurisdiction of incorporation)	93-0816972 (I.R.S. Employer Identification No.)
One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035
(Address of principal executive offices) (Zip Code)
(503) 684-7000
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.
As previously announced, in accordance with the Indenture dated as of May 11, 2005 among The Greenbrier Companies, Inc. (“Greenbrier”), the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”) (as amended or supplemented, the “Notes Indenture”), on April 13, 2011 Greenbrier issued a notice to redeem on May 16, 2011 (the “Redemption Date”) any and all of its 8 3/8% Senior Notes due 2015 (the “Notes”) that then remained outstanding for a price of 102.792% of the principal amount of such remaining Notes, plus accrued and unpaid interest to, but not including, the Redemption Date (the “Redemption Payment”). In accordance with Section 11.01 of the Notes Indenture, on May 16, 2011, Greenbrier irrevocably deposited the Redemption Payment for all remaining outstanding Notes with the Trustee and took all other actions necessary under the Notes Indenture to satisfy and discharge the Notes and the Notes Indenture. Pursuant to the terms of the Notes Indenture, upon Greenbrier’s irrevocable deposit of the Redemption Payment with the Trustee and the taking of such actions, the Notes and the Notes Indenture are deemed to have been satisfied in full and discharged and the Notes Indenture ceases to be of any further effect.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC. (Registrant)
Date: May 16, 2011	By:	/s/ Martin R. Baker
Martin R. Baker
Senior Vice President, General Counsel and Chief Compliance Officer